Exhibt 99.1

                                                    Repligen Corporation
                                                    41 Seyon Street
                                                    Building #1, Suite 100
                                                    Waltham, Massachusetts 02453
                                                    Telephone: 781-250-0111
                                                    Telefax: 781-250-0115

RepliGen

FOR IMMEDIATE RELEASE

CONTACT:
Walter C. Herlihy, Ph.D.                       David A. Walsey
President and Chief Executive Officer          The Ruth Group
(781) 250-0111, ext. 2000                      (646) 536-7029

     Repligen Reports Fourth Quarter and Fiscal Year 2004 Financial Results

                  Company Updates Product Development Programs

WALTHAM, MA - June 10, 2004 - Repligen Corporation (NASDAQ: RGEN) today reported results for the fourth quarter and fiscal year ended March 31, 2004. Total revenue for the fiscal year ended March 31, 2004 was $6,914,000 compared to total revenue of $7,772,000 for the fiscal year ended March 31, 2003, a decrease of 11%. Total revenue for the year consisted of rProtein A(TM) sales, SecreFlo(TM) sales, and research revenue. Gross profit for the fiscal year 2004 was $3,666,000 (53%) compared to $4,292,000 (55%) for the fiscal year 2003.

Operating expenses for the fiscal year ended March 31, 2004 were $13,607,000 compared to $9,386,000 for the same period in fiscal year 2003. This increase in operating expenses was primarily the result of increased research and development costs and a non-cash charge of $2,413,000 resulting from the impairment of a long-term asset associated with the SecreFlo(TM) license agreement which was terminated in February 2004. The net loss for fiscal year ended March 31, 2004 was $9,551,000 or $.32 per share, compared to $4,537,000 or $.17 per share for the same period in fiscal year 2003. Excluding the non-cash impairment charge of $2,413,000, the pro forma net loss for fiscal year 2004 was $7,138,000 or $.24 per share. Cash and investments as of March 31, 2004 were $24,863,000.

Total revenue for the fourth quarter of fiscal year 2004 was $2,113,000 compared to $2,047,000 for the same period in fiscal year 2003. Gross profit for the fourth quarter of fiscal year 2004 was $1,243,000 (59%) compared to $1,039,000 (51%) for the same period in fiscal year 2003. Operating expenses for the fourth quarter of fiscal year 2004 were $4,597,000 compared to $2,829,000, for the same period in fiscal year 2003. The net loss for the fourth quarter of fiscal year 2004 was $3,257,000 or $.11 per share, compared to a net loss of $1,697,000 or $.06 per share for the fourth quarter of fiscal year 2003. Excluding the non-cash impairment charge of $2,413,000, the pro forma net loss for the fourth quarter of fiscal year 2004 was $844,000 or $.03 per share.

Repligen is providing pro forma net loss as a complement to results provided in accordance with accounting principles generally accepted in the U.S. known as "GAAP". The pro forma net loss excludes the impairment charge taken during fiscal year 2004. Management believes this pro forma measure helps indicate underlying trends in the Company's ongoing operations by excluding this non-recurring item that is unrelated to its ongoing operations.

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Repligen Reports Fourth Quarter and Fiscal Year 2004 Financial Results, June 10,
2004

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                     Update on Product Development Programs

CTLA4-Ig

o Repligen and The University of Michigan are prosecuting a lawsuit against Bristol-Myers Squibb Company for correction of inventorship of certain CTLA4 patents issued to Bristol. We are currently appealing to the United States Court of Appeals for the Federal Circuit, the September 2003 finding of the District Court that Repligen and Michigan had not proven that a Michigan scientist is an inventor of the patents in suit. Oral arguments have been tentatively scheduled at the Court of Appeals for the Federal Circuit for Friday, July 9, 2004.

o In April, we announced initial Phase 1, clinical trial results that support the safety and novel mechanism of action of CTLA4-Ig for multiple sclerosis. The ongoing Phase 1 clinical trial is being performed in collaboration with the Immune Tolerance Network. Repligen owns the exclusive rights to a U.S. patent covering the use of CTLA4-Ig for the treatment of rheumatoid arthritis, multiple sclerosis, lupus and scleroderma.

Secretin

o A total of six clinical centers are currently enrolling patients in a multi-dose, placebo-controlled Phase 2 clinical trial of secretin in schizophrenia. This trial will assess the impact of twice weekly dosing of 2 different dose levels of secretin over two weeks to improve the deficits in social cognition when compared to placebo. We expect to complete this study by the end of 2004.

o We have submitted an Investigational New Drug Application to the Food and Drug Administration (FDA) to conduct a Phase 1, open-label clinical trial of secretin in Obsessive-Compulsive Disorder. Pending approval by the FDA, we plan to initiate this study later this year.

o In January we announced our Phase 3 clinical trial of secretin for autism failed to meet its primary endpoints. Based on a detailed analysis of the data and discussions with the FDA, we have concluded that additional studies are not warranted at this time.

Uridine

o We have completed a Phase 1, open-label clinical trial of RG2133, a prodrug of uridine, designed to assess the impact of uridine in patients with either bipolar disorder or major depression. The results demonstrate that administration of RG2133 in this patient population appeared to be safe, did not induce mania, a potential side effect of existing therapy and provides early evidence of a clinical effect of the drug. Pending FDA approval, we plan to initiate a Phase 2, placebo-controlled clinical trial later this year to extend these results in bipolar disorder.

Bioprocessing Technology

o Repligen and The Massachusetts Institute of Technology (MIT) have filed an action for patent infringement against ImClone Systems, Inc. based on ImClone's manufacture and sale of the recently-approved cancer drug Erbitux(R). The technology, which was developed and patented by MIT, covers certain genetic elements that increase protein production in a mammalian cell. Repligen is the exclusive licensee of MIT for this patent. Repligen and MIT believe that the

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Repligen Reports Fourth Quarter and Fiscal Year 2004 Financial Results, June 10,
2004

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      cell line which is used to manufacture Erbitux(R) was developed by Damon
      Biotech, a predecessor of Repligen, uses the technology which is the basis of the patent. Repligen and MIT have filed an application for patent term extension for United States Patent No. 4,663,281, which expired on May 5, 2004.

Walter C. Herlihy, Ph.D., will host a conference call and webcast on Thursday June 10 at 11:00 a.m. EST. This call can be accessed via Repligen's website at www.repligen.com. If you are unable to access the webcast via the internet, you may also listen to the live broadcast by calling (800) 599-9795 for domestic calls and (617) 786-2905 for international calls. Participants must provide the following passcode: 78318034.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company committed to being the leader in the development of novel therapeutics for profound neuropsychiatric disorders and autoimmune disease with particular emphasis on applications for children. Repligen has a Specialty Pharmaceuticals business comprised of rProtein A(TM) and SecreFlo(TM), the profits from which will be used to partially support the development of our proprietary products. Repligen's corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

About the Immune Tolerance Network

The Immune Tolerance Network is an international research consortium that aims to accelerate the clinical development of immune tolerance therapies for use in transplantation, autoimmune diseases and allergy and asthma. Headquartered at the University of California San Francisco, the ITN is comprised of over 80 leading physicians and scientists from over 40 institutions in 9 countries world-wide. The ITN is sponsored by the National Institute of Allergy & Infectious Diseases, with additional funds provided by the National Institute of Diabetes and Digestive and Kidney Diseases and the Juvenile Diabetes Research Foundation. Additional information on the Immune Tolerance Network may be found at www.immunetolerance.org.

                                     -more-

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Repligen Reports Fourth Quarter and Fiscal Year 2004 Financial Results, June 10,
2004

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                             SELECTED FINANCIAL DATA

Operating Statement Data:

                                                    Three-months ended                        Years ended

                                                         March 31,                             March 31,

                                                  2004               2003               2004               2003
                                              ------------       ------------       ------------       ------------
Revenue:
     Product revenue                          $  2,113,000       $  2,018,000       $  6,843,000       $  7,743,000
     Grant revenue                                      --             29,000             71,000             29,000
                                              ------------       ------------       ------------       ------------
Total revenue                                    2,113,000          2,047,000          6,914,000          7,772,000
Cost of revenue                                    870,000          1,008,000          3,248,000          3,480,000
                                              ------------       ------------       ------------       ------------
     Gross profit                                1,243,000          1,039,000          3,666,000          4,292,000
Operating expenses:
     Research and development                    1,304,000          1,381,000          6,484,000          5,227,000
     Selling, general and administrative           880,000          1,448,000          4,710,000          4,159,000
     Impairment of long term asset               2,413,000                 --          2,413,000                 --
                                              ------------       ------------       ------------       ------------
Total operating expenses                         4,597,000          2,829,000         13,607,000          9,386,000

Loss from operations                            (3,354,000)        (1,790,000)        (9,941,000)        (5,094,000)
Investment income                                   97,000             93,000            390,000            557,000
                                              ------------       ------------       ------------       ------------
Net loss                                      $ (3,257,000)      $ (1,697,000)      $ (9,551,000)      $ (4,537,000)
                                              ============       ============       ============       ============

Basic and diluted net loss per share          $       (.11)      $       (.06)      $       (.32)      $       (.17)
                                              ============       ============       ============       ============

Basic and diluted weighted average
shares outstanding                              30,020,000         27,339,000         29,686,000         26,813,000
                                              ============       ============       ============       ============

Balance Sheet Data:

                                             March 31, 2004     March 31, 2003
                                             --------------     --------------
Cash and investments                          $ 24,863,000       $ 18,909,000

Total assets                                    29,615,000         26,793,000

Stockholders' equity                            27,164,000         24,550,000

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this press release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance, management's strategy, plans and objectives for future operations, clinical trials and results, litigation strategy, product research, intellectual property, development and manufacturing plans, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the success of our clinical trials and our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of current and future litigation regarding our patent and other intellectual property rights, the risk of litigation with collaborative partners, our limited sales and marketing experience and capabilities, our limited manufacturing capabilities and our dependence on third-party manufacturers and value-added resellers, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies that may develop new approaches to the treatment of our targeted diseases, our history of losses and expectation of incurring continued losses, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, and other risks detailed in Repligen's filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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